UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 5, 2002


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.  OTHER EVENTS

     On November 5, 2002, Calpine Corporation announced financial and operating results for the quarter and nine months ended September 30, 2002 and 2001.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Not applicable.

(b)      Not applicable.

(c)      Exhibits.

     99.0 Press release dated November 5, 2002 - Calpine Reports Third Quarter 2002 Financial Results


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  November 5, 2002

EXHIBIT 99.0

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                       Media Relations:  Katherine Potter, X1168
                                        Investor Relations:  Rick Barraza, X1125


              CALPINE REPORTS THIRD QUARTER 2002 FINANCIAL RESULTS


     (SAN JOSE, CALIF.) November 5, 2002 - San Jose, Calif.-based Calpine Corporation [NYSE:CPN], the nation's leading independent power company, today announced financial and operating results for the quarter and nine months ended September 30, 2002.

     For the third quarter 2002, Calpine reported $0.36 diluted earnings per share, or $161.3 million in net income, compared with $0.88 diluted earnings per share, or $320.8 million of net income, in the third quarter of 2001. Before certain non-recurring items (as detailed in the attached Supplemental Data), Calpine reported $0.38 diluted earnings per share, or $170.9 million in net income.

     For the nine months ended September 30, 2002, Calpine earned $0.45 diluted earnings per share, or $159.6 million in net income, compared with $1.57 diluted earnings per share, or $548.1 million of net income, for the same period of 2001. Before certain non-recurring items (as detailed in the attached Supplemental Data), Calpine reported $0.74 diluted earnings per share, or $293.9 million in net income.

                                                                            Third Quarter
                                                              -----------------------------------------
                                                                 2002           2001             % Chg
                                                              ---------       --------           -----
Megawatt-hours Generated (millions)                                23.4           13.7            71%
Megawatts in Operation                                           18,650         11,100            68%
Revenue (millions)                                            $   2,495       $  2,520            (1)%
GAAP:
     Net Income (millions)                                    $   161.3       $  320.8           (50)%
     Diluted Earnings Per Share                               $    0.36       $   0.88           (59)%
Recurring:
     Net Income (millions) (a)                                $   170.9       $  320.8           (47)%
     Diluted Earnings Per Share (a)                           $    0.38       $   0.88           (57)%
EBITDA, as adjusted (millions) (b)                            $   482.9       $  625.2           (23)%
Recurring EBITDA, as adjusted (millions) (c)                  $   478.6       $  625.2           (23)%
Total Assets (billions)                                       $      23       $     19            21%

(a) See attached Supplemental Data for reconciliation of GAAP net income to net income from recurring operations.
(b) Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.
(c) See attached Supplemental Data for reconciliation of EBITDA, as adjusted to recurring EBITDA, as adjusted.

     "I am pleased to report that Calpine earned $170.9 million of recurring net income for the third quarter of 2002," stated Calpine Chairman and CEO Peter Cartwright. "Our consistent and disciplined strategy and seasoned management team have proven successful under difficult market conditions. In the beginning of the year, Calpine set in motion a revised business plan to meet the challenges and uncertainties of the power industry and capital markets. We implemented this program to achieve critical near-term goals in an incremental and decisive manner, while continuing to execute upon a proven business model to sustain the long-term value of our core power generating business."

     "We continue to execute and refine this program with measurable and effective results. We have reduced our 2002/2003 capital spending by more than $4 billion, continued to strengthen liquidity through non-strategic asset sales, and we have improved our balance sheet through the retirement of debt. Equally important, Calpine has completed more than $3 billion of financings this year, and we are in active discussions with our lenders as we prepare to launch our 2003 refinancing program."

     "Over the past twelve months, Calpine has developed and is now implementing a new organizational structure designed to transition Calpine from a development and construction-focused company to one of North America's premier power producers, focused on operating our generating assets to maximize efficiencies, lower costs and further leverage economies of scale. We will continue to focus on marketing our products and services to enhance value for our customers and Calpine. This new organizational structure benefits Calpine and our customers and will contribute significantly to our goal of becoming the lowest cost producer in the markets we serve."

     "By the end of 2002, Calpine will own and operate one of the industry's cleanest, largest and most fuel-efficient fleet of natural gas-fired generating facilities. Calpine has the core earnings power, strong operating assets, predictable cash flow and the demonstrated business model that meets the challenges and opportunities in today's dynamic power industry."


2002 THIRD QUARTER FINANCIAL RESULTS

     Financial results for the three and nine months ended September 30, 2002, were affected by a significant decrease in electricity prices and spark spreads compared with the same periods in 2001, primarily reflecting an increase in supply. The company has experienced a significant drop in margin from trading activities, which reflects the company's decision to limit this activity due to costs associated with credit support for trading.

     Total electrical generating production for the three and nine months ended September 30, 2002, increased by 71% and 87%, respectively, as the company brought additional facilities into operation. However, the combination of lower spark spreads on electrical generation, lower revenue on sales of oil and gas, and lower trading gains resulted in decreases of 30% and 26%, respectively, in gross profit for the three and nine months ended September 30, 2002, compared with the same periods in 2001. Calpine's low-cost of production, economies of scale and portfolio of long-term contracts helped to mitigate the effects of the depressed power market on Calpine's financial results.

     Financial results for the third quarter of 2002 reflect higher project development costs, as the company expensed costs related to the indefinite suspension of certain development projects; increased other income, primarily as a result of a $38.6 million pre-tax gain from the termination of a power sales agreement; and a lower effective tax rate.

     In accordance with the requirements of Emerging Issues Task Force (EITF) Issue No. 02-03: Recognition and Reporting of Gains and Losses on Energy Trading Contracts, Calpine has shown trading activity on a net rather than gross basis in its financial results for the current period and has restated prior period results accordingly. Also, in compliance with Statement of Financial Accounting Standards (SFAS) No. 144: Accounting for the Impairment or Disposal of Long-Lived Assets, the company has reclassified results for certain assets sold or held for sale as discontinued operations and has restated prior period results accordingly. Additionally, effective July 1, 2002, the company has early-adopted SFAS No. 145, which rescinds Financial Accounting Standards Board Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt. As a result of the early adoption of SFAS No. 145, Calpine has reclassified debt extinguishment gains and losses from extraordinary gain or loss to other income or expense for both current and prior periods. The accounting changes noted above do not change reported net income in either the current or prior periods. As a result of the foregoing accounting changes, Deloitte & Touche, Calpine's independent auditor, will re-audit the company's results for the years ended December 31, 2000 and 2001.


OPERATIONS-FOCUSED INDUSTRY LEADER

     Calpine is one of North America's largest power producers, with 75 energy centers in operation today. Its fleet of modern energy centers, representing more than 18,600 megawatts of capacity, is considered one of the most modern, efficient and environmentally sound natural gas-fired portfolios of its kind in the power industry.

     The company continues to maintain a very high level of availability for its generating assets, and it has lowered its cost of production through improved efficiencies and economies of scale. These facilities are strategically located in significant energy markets across North America, with a large natural gas-fired unit in the United Kingdom.

     Operations highlights:

     o  Achieved a 93% average availability for the past 12 months;
     o  Commissioned 20 plants in 2002, adding more than 7,600 megawatts;
     o Increased power production by 87% over 2001 levels, to 53.8 million megawatt-hours for the first nine months of 2002;
     o Achieved an average merchant baseload heat rate of under 7,000 British thermal units per kilowatt-hour; and
     o Continued construction for 24 natural gas-fired facilities, representing an additional 9,800 megawatts of capacity.

CUSTOMER-FOCUSED MARKETING PROGRAM

     Consistent with its proven business model, Calpine continues to enter into long-term contracts directly with load-serving customers throughout North America. In addition, Calpine Energy Services acquires low-cost natural gas to fuel the company's generating facilities, sells electricity from Calpine's generating plants, as well as a variety of ancillary services, and continues to maximize the value of Calpine's portfolio. This proven and consistent marketing model has significantly contributed to Calpine's continued ability to generate earnings and cash flow during extremely volatile market conditions.

     "Despite the turmoil in the energy trading markets, Calpine Energy Services continues to perform in an efficient and highly ethical manner, reliably and cost-effectively moving gas to our plants and power to our customers," stated Cartwright.

     Over the past 12 months, Calpine has entered into long-term contracts with load-serving and industrial customers, totaling nearly 4,000 megawatts of power sales. The company is currently in negotiations with other load-serving entities for up to 3,000 megawatts of additional long-term power sales.


LIQUIDITY-ENHANCING INITIATIVES

     Calpine continues to make significant progress in 2002 toward completing its previously identified liquidity-enhancing initiatives:

     o Through completed or pending transactions of asset sales, will generate approximately $300 million of cash; in the aggregate, assets sales exceeded book value; company continues to evaluate additional asset sales, including certain contracted power facilities, oil and gas properties and contract monetizations;
     o Received approximately $160 million in cash from the initial public offering of its Calpine Power Income Fund in Canada; a follow-on offering of the fund during the next several months is under review;
     o Reduced outstanding debt by approximately $300 million through the sale of oil and gas properties;
     o Completed a $106-million, non-recourse project financing for its Blue Spruce Energy Center in Colorado;
     o Continued to finalize funding for lease financing for an 11-unit California peaking program, representing approximately 500-megawatts of capacity; financing is expected to generate approximately $400 million in cash: 50% of financing is expected to close in the fourth quarter, with the balance of financing to be finalized upon completion of construction program in the first quarter of 2003; and

     o Continued to finalize the lease financing of its Zion peaking facility; company expects to complete this $150-million transaction by the end of 2002.

     "Calpine remains committed to building a significant liquidity cushion to fund our 2003 capital commitments," stated Calpine Chief Financial Officer Bob Kelly. "We have made significant progress this year and have identified additional opportunities that will further enhance our liquidity position and strengthen our balance sheet."

     Discussions continue with the company's major equipment manufacturers, General Electric, Siemens-Westinghouse and Toshiba, to restructure its existing orders for gas and steam turbines. The company expects to complete these negotiations by the end of 2002.


2002 EARNINGS GUIDANCE

     The company is updating its expectations for diluted earnings per share from recurring operations for the year ending December 31, 2002 to approximately $0.75 to $0.80 per share. The company intends to provide guidance on 2003 earnings when it reports 2002 year-end results.


CONFERENCE CALL INFORMATION

     Calpine will host a conference call to discuss third quarter 2002 results. The conference call will occur Tuesday, November 5, 2002, at 7:30 am PST. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 at least five minutes before the start of the conference call. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Calpine's website at www.calpine.com.

ABOUT CALPINE

     Based in San Jose, Calif., Calpine Corporation is an independent power company that is dedicated to providing wholesale and industrial customers with clean, efficient, natural gas-fired power generation. It generates and markets power through plants it develops, owns and operates in 23 states in the United States, three provinces in Canada and in the United Kingdom. Calpine also is the world's largest producer of renewable geothermal energy, and it owns approximately 1.0 trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) cost estimates are preliminary and actual costs may be higher than estimated; (vi) a competitor's development of lower-cost generating gas-fired power plants; (vii) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (viii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (ix) the effects on the Company's business resulting from reduced liquidity in the trading and power industry; (x) the Company's ability to access the capital markets on attractive terms; (xi) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xii) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and in its Annual Report on Form 10-K for the year ended December 31, 2001, which can be found on the Company's website at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.

                      CALPINE CORPORATION AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
         For the Three and Nine Months Ended September 30, 2002 and 2001
                    (In thousands, except per share amounts)
                                   (unaudited)

                                                                        Three Months Ended                   Nine Months Ended
                                                                           September 30,                       September 30,
                                                                 --------------------------------    ------------------------------
                                                                      2002              2001              2002             2001
                                                                 --------------    --------------    --------------   -------------
Revenue:
   Electric generation and marketing revenue
      Electricity and steam revenue..........................     $    947,326      $    710,506      $  2,269,892     $  1,804,889
      Sales of purchased power for hedging and optimization..        1,282,976         1,653,088         2,526,555        2,680,488
                                                                  ------------      ------------      ------------     ------------
        Total electric generation and marketing revenue......        2,230,302         2,363,594         4,796,447        4,485,377
   Oil and gas production and marketing revenue
      Oil and gas sales......................................           21,827            54,693            89,585          239,940
      Sales of purchased gas for hedging and optimization....          231,893            56,916           666,095          412,782
                                                                  ------------      ------------      ------------     ------------
        Total oil and gas production and marketing revenue...          253,720           111,609           755,680          652,722
   Trading revenue, net
      Realized revenue on power and gas trading
       transactions, net.....................................            6,845            16,700            15,276           21,340
      Unrealized mark-to-market gain (loss) on power and gas
       transactions, net.....................................          (10,957)            7,128            (5,952)         107,862
                                                                  ------------      ------------      ------------     ------------
        Total trading revenue, net                                      (4,112)           23,828             9,324          129,202
   Income from unconsolidated investments in power projects..           10,176             6,859            10,499            9,021
   Other revenue.............................................            4,924            14,261            14,792           28,444
                                                                  ------------      ------------      ------------     ------------
           Total revenue.....................................        2,495,010         2,520,151         5,586,742        5,304,766
                                                                  ------------      ------------      ------------     ------------
Cost of revenue:
   Electric generation and marketing expense
      Plant operating expense................................          141,262            93,709           374,497          246,045
      Royalty expense........................................            4,743             5,255            13,092           23,181
      Purchased power expense for hedging and optimization...        1,059,840         1,394,871         2,039,954        2,396,804
                                                                  ------------      ------------      ------------     ------------
        Total electric generation and marketing expense......        1,205,845         1,493,835         2,427,543        2,666,030
   Oil and gas production and marketing expense
      Oil and gas production expense.........................           22,953            13,009            67,381           62,371
      Purchased gas expense for hedging and optimization.....          220,775            52,856           678,192          389,814
                                                                  ------------      ------------      ------------     ------------
        Total oil and gas production and marketing expense...          243,728            65,865           745,573          452,185
   Fuel expense..............................................          525,478           327,947         1,208,092          846,195
   Depreciation, depletion and amortization expense..........          117,568            80,044           310,943          199,509
   Operating lease expense...................................           36,520            27,830           108,917           83,289
   Other expense.............................................            3,539             3,485             8,333            9,474
                                                                  ------------      ------------      ------------     ------------
           Total cost of revenue.............................        2,132,678         1,999,006         4,809,401        4,256,682
                                                                  ------------      ------------      ------------     ------------
              Gross profit...................................          362,332           521,145           777,341        1,048,084
Project development expense..................................           23,922             4,894            59,973           25,106
Equipment cancellation and asset impairment charge...........            3,714                --           172,185               --
General and administrative expense...........................           57,280            29,357           170,369          114,924
Merger expense...............................................               --                --                --           41,627
                                                                  ------------      ------------      ------------     ------------
   Income from operations....................................          277,416           486,894           374,814          866,427
Interest expense.............................................          113,847            47,657           239,112          107,473
Distributions on trust preferred securities..................           15,386            15,385            46,159           45,948
Interest income..............................................          (10,842)          (21,073)          (32,780)         (60,870)
Other income, net............................................          (33,778)           (7,875)          (49,128)         (15,092)
                                                                  ------------      ------------      ------------     ------------
   Income before provision for income taxes..................          192,803           452,800           171,451          788,968
Provision for income taxes...................................           48,406           139,304            38,805          278,161
                                                                  ------------      ------------      ------------     ------------
   Income before discontinued operations, extraordinary gain
    (loss), and cumulative effect of a change in accounting
    principle................................................          144,397           313,496           132,646          510,807
Discontinued operations, net of tax
 provision of $9,675, $4,903, $15,059 and $24,374............           16,950             7,303            26,950           36,284
Cumulative effect of a change in accounting principle, net
 of tax provision of $--, $--, $--and $669.....................             --                --                --            1,036
                                                                  ------------      ------------      ------------     ------------
              Net income.....................................     $    161,347      $    320,799      $    159,596     $    548,127
                                                                  ============      ============      ============     ============







                                     - 7 -

                                                                       Three Months Ended                   Nine Months Ended
                                                                          September 30,                       September 30,
                                                                  -----------------------------       -----------------------------
                                                                     2002               2001             2002              2001
                                                                  ----------         ----------       ----------         ----------
Basic earnings per common share:
   Weighted average shares of common stock outstanding.......        376,957            304,666          346,816            302,649
   Income before discontinued operations and cumulative
    effect of a change in accounting principle...............     $     0.38         $     1.03       $     0.38         $     1.69
   Income from discontinued operations, net of tax...........     $     0.05         $     0.02       $     0.08         $     0.12
   Cumulative effect of a change in accounting principle.....     $       --         $       --       $       --         $       --
                                                                  ----------         ----------       ----------         ----------
              Net income.....................................     $     0.43         $     1.05       $     0.46         $     1.81
                                                                  ==========         ==========       ==========         ==========
Diluted earnings per common share:
   Weighted average shares of common stock outstanding
    before dilutive effect of certain convertible securities.        382,607            318,552          355,577            317,880
   Income before dilutive effect of certain convertible
    securities, discontinued operations and cumulative
    effect of a change in accounting principle...............     $     0.38         $     0.98       $     0.37         $     1.61
   Dilutive effect of certain convertible securities (1).....     $    (0.05)        $    (0.12)      $       --         $    (0.14)
                                                                  ----------         ----------       ----------         ----------
   Income before discontinued operations and cumulative
    effect of a change in accounting principle...............     $     0.33         $     0.86       $     0.37         $     1.47
   Income from discontinued operations, net of tax...........     $     0.03         $     0.02       $     0.08         $     0.10
   Cumulative effect of a change in accounting principle.....     $       --         $       --       $       --         $       --
                                                                  ----------         ----------       ----------         ----------
              Net income.....................................     $     0.36         $     0.88       $     0.45         $     1.57
                                                                  ==========         ==========       ==========         ==========
----------

The financial information presented above and in the Supplemental Data attached hereto is subject to adjustment until the company files its Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2002.

(1) Includes the effect of the assumed conversion of certain dilutive convertible securities. No convertible securities were included in the nine months ended 2002 amounts as the securities were antidilutive. For the three months ended September 30, 2002, and for the three and nine months ended September 30, 2001, the assumed conversion calculation added 99,377, 58,153, and 52,353 shares of common stock and $14,326, $12,435, and $33,204 to the net income results, respectively.

                      CALPINE CORPORATION AND SUBSIDIARIES
                                Supplemental Data
                                   (unaudited)

RECONCILIATION OF GAAP NET INCOME TO NET INCOME
FROM RECURRING OPERATIONS
                                                             Three             Diluted              Three             Diluted
                                                         Months Ended      Earnings (loss)      Months Ended      Earnings (loss)
                                                     September 30, 2002        per Share    September 30, 2001        per Share
                                                     ------------------    ---------------  ------------------    ---------------
(in thousands, except per share amounts)
(all amounts are reflected net of tax (1)  )
GAAP net income......................................       $161,347            $ 0.36             $320,799            $ 0.88
   Gain on sale of discontinued operations...........        (12,905)            (0.03)                  --                --
   Severance and other costs in connection with
    reduction in work force..........................          3,039              0.01                   --                --
   Deferred project cost write-offs..................          5,414              0.01                   --                --
   Loss on sale of turbines..........................          2,094                --                   --                --
   Tax true-up of first quarter equipment
    cancellation charge..............................          9,333              0.02                   --                --
   Equipment cancellation cost.......................          2,606              0.01                   --                --
                                                            --------            ------             --------            ------
        Net income from recurring operations.........       $170,928            $ 0.38             $320,799            $ 0.88
                                                            ========            ======             ========            ======


                                                             Nine              Diluted              Nine              Diluted
                                                         Months Ended      Earnings (loss)      Months Ended      Earnings (loss)
                                                     September 30, 2002        per Share    September 30, 2001        per Share
                                                     ------------------    ---------------  ------------------    ---------------
(in thousands, except per share amounts)
(all amounts are reflected net of tax (1)  )
GAAP net income......................................       $159,596            $ 0.45             $548,127            $ 1.57
   Gain on sale of discontinued operations...........        (12,905)            (0.03)                  --                --
   Severance and other costs in connection with
    reduction in work force..........................          6,370              0.01                   --                --
   Deferred project cost write-offs..................         19,753              0.04                   --                --
   Loss on sale of turbines..........................          2,105              --                     --                --
   Cumulative effect of a change in accounting
    principle........................................             --                --               (1,036)               --
   Equipment cancellation cost.......................        121,459              0.28                   --                --
   (Gain) loss on extinguishment of debt.............         (2,463)            (0.01)               1,300                --
   Merger expense....................................             --                --               27,311              0.07
                                                            --------            ------             --------            ------
        Net income from recurring operations.........       $293,915            $ 0.74             $575,702            $ 1.64
                                                            ========            ======             ========            ======

CASH FLOW DATA
                                                             Nine Months Ended
                                                                September 30,
                                                            2002             2001
                                                        -----------      -----------
(in thousands)
Cash provided by operating activities................   $   811,444      $   487,716
Cash used in investing activities....................    (3,241,719)      (6,099,513)
Cash provided by financing activities................     1,562,319        5,492,094
Effect of exchange rate changes on cash and
 cash equivalents....................................         2,223               --
                                                        -----------      -----------
      Net increase (decrease) in cash and cash
       equivalents...................................   $  (865,733)     $  (119,703)
                                                        ===========      ===========

RECONCILIATION OF GAAP NET INCOME TO EBITDA, AS ADJUSTED (2)

                                                              Three Months Ended                Nine Months Ended
                                                                 September 30,                     September 30,
                                                         ----------------------------      ----------------------------
                                                            2002              2001            2002             2001
                                                         ----------        ----------      ----------      ------------
(in thousands)
GAAP net income......................................     $161,347          $320,799        $159,596        $  548,127
   (Income) from unconsolidated investments in
    power projects...................................      (10,176)           (6,859)        (10,499)           (9,022)
   Distributions from unconsolidated investments in
    power projects...................................        2,126             1,137           2,144             3,596
                                                          --------          --------        --------        ----------
        Adjusted net income..........................      153,297           315,077         151,241           542,701

   Interest expense..................................      113,847            47,657         239,112           107,473
   1/3 of operating lease expense....................       12,173             9,277          36,305            27,763
   Distributions on trust preferred securities.......       15,386            15,385          46,159            45,947
   Provision for income taxes........................       48,406           139,304          38,805           278,161
   Depreciation, depletion and amortization expense..      117,568            80,044         310,943           199,509
   Interest expense, provision for income taxes and
    depreciation from discontinued operations........       22,178            18,411          51,286            66,014
                                                          --------          --------        --------        ----------
      EBITDA, as adjusted............................     $482,855          $625,155        $873,851        $1,267,568
                                                          ========          ========        ========        ==========

RECONCILIATION OF EBITDA, AS ADJUSTED TO RECURRING EBITDA, AS ADJUSTED

                                                              Three Months Ended                Nine Months Ended
                                                                 September 30,                     September 30,
                                                         ----------------------------      ----------------------------
                                                            2002              2001            2002             2001
                                                         ----------        ----------      ----------      ------------
(in thousands)
EBITDA, as adjusted..................................     $482,855          $625,155       $  873,851       $1,267,568
Equipment cancellation cost..........................        3,714                --          172,185               --
Deferred project cost, turbine write-offs............        7,716                --           28,002               --
Severance and other costs in connection with
 reduction in work force.............................        4,331                --            9,031               --
Loss on sale of turbines.............................        2,983                --            2,983               --
Merger expense.......................................           --                --               --           41,627
(Gain) loss on extinguishment of debt................           --                --           (3,492)           2,134
Gain on sale of discontinued operations..............      (22,996)               --          (22,996)              --
Cumulative effective of a change in accounting
 principle, net of tax provision                                --                --               --           (1,036)
                                                          --------          --------       ----------       ----------
      Recurring EBITDA, as adjusted..................     $478,603          $625,155       $1,059,564       $1,310,293
                                                          ========          ========       ==========       ==========

SUPPLEMENTARY POWER DATA
                                                              Three Months Ended                Nine Months Ended
                                                                 September 30,                     September 30,
                                                         ---------------------------       ---------------------------
                                                            2002             2001             2002             2001
                                                         ----------       ----------       ----------       ----------
Generation (in MWh) (3)..............................    23,375,000       13,687,000       53,809,000       28,804,000

Average electric price realized (per MWh)............        $50.26           $71.10           $51.41           $72.89

Average spark spread realized (per MWh)..............        $26.14           $46.54           $26.48           $41.05

SUPPLEMENTARY NATURAL GAS DATA
                                                              Three Months Ended                Nine Months Ended
                                                                 September 30,                     September 30,
                                                         ---------------------------       ---------------------------
                                                            2002             2001             2002             2001
                                                         ----------       ----------       ----------       ----------
(in Bcfe)
Natural Gas Production
   United States.....................................         15               12               42               30
   Canada............................................         19               24               61               72
                                                              --               --              ---              ---
      Total..........................................         34               36              103              102
                                                              ==               ==              ===              ===

Average Daily Production Rate........................      0.365            0.387            0.375            0.374
                                                           -----            -----            -----            -----

CALPINE CONTRACTUAL PORTFOLIO - AS OF SEPTEMBER 30, 2002

                                            2003             2004             2005             2006            2007
                                          -------          -------          -------          -------          -------
Estimated Generation
 (in millions of mwh)
   - Baseload.......................       156.2            178.7            190.5            190.5            190.5
   - Peaking........................        22.9             25.5             26.3             26.3             26.3
                                           -----            -----            -----            -----            -----
      Total.........................       179.1            204.2            216.8            216.8            216.8
                                           =====            =====            =====            =====            =====

Contractual Generation
 (in millions of mwh)
   - Baseload.......................        80.6             69.5             71.1             68.7             58.8
   - Peaking........................        18.4             18.5             18.5             17.4             17.4
                                            ----             ----             ----             ----             ----
      Total.........................        99.0             88.0             89.6             86.1             76.2
                                            ====             ====             ====             ====             ====

% Sold
   - Baseload.......................        52%              39%              37%              36%              31%
   - Peaking........................        80%              73%              70%              66%              66%
      Total.........................        55%              43%              41%              40%              35%

Contractual Spark Spread per mwh....      $21.05           $22.46           $21.85           $21.67           $22.34

CAPITALIZATION                                                                  As of               As of
                                                                         September 30, 2002  December 31, 2001
                                                                         ------------------  -----------------
Cash balance (in billions)..............................................          $0.7                $1.5

Total debt (in billions) ...............................................         $13.4               $12.7

Debt to capitalization ratio ...........................................           72%                 75%

Present value of operating leases (in billions) ........................          $2.2                $2.3

Unconsolidated debt of equity method investments (estimated, in
 billions) (4)..........................................................          $0.2                $0.2

(in thousands):

Short-term debt
   Notes payable and borrowings under lines of credit, current portion..    $   250,389          $    23,238
   Capital lease obligation, current portion............................          3,001                2,206
   Construction/project financing, current portion......................        167,509                   --
   Zero-Coupon Convertible Debentures Due 2021..........................             --              878,000
                                                                            -----------          -----------
        Total short-term debt...........................................        420,899              903,444

Long-term debt
   Notes payable and borrowings under lines of credit,
    net of current portion..............................................      1,002,453               74,750
   Capital lease obligation, net of current portion.....................        205,149              207,219
   Construction/project financing, net of current portion...............      3,510,595            3,393,410
   Convertible Senior Notes Due 2006....................................      1,200,000            1,100,000
   Senior notes.........................................................      7,089,746            7,049,038
                                                                            -----------          -----------
        Total long-term debt............................................     13,007,943           11,824,417

           Total debt...................................................    $13,428,842          $12,727,861

   Company-obligated mandatorily redeemable convertible
    preferred securities of subsidiary trusts...........................    $ 1,123,787          $ 1,123,024
   Minority interests...................................................    $   198,875          $    47,389
   Total stockholders' equity (5).......................................    $ 3,920,942          $ 3,010,569
                                                                            -----------          -----------

Total capitalization....................................................    $18,672,446          $16,908,843
                                                                            ===========          ===========

Debt to capitalization ratio
Total debt..............................................................    $13,428,842          $12,727,861
Total capitalization....................................................    $18,672,446          $16,908,843
Debt to capitalization..................................................         72%                 75%
----------

(1) Based on the company's effective tax rate of approximately 29.8% and 29.5% for the three and nine months ended, respectively.
(2) This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either (i) income (loss) from operations or
     (ii) cash flows from operating activities to be disclosed in the company's Form 10-Q for the quarter ended September 30, 2002. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expense, plus depreciation, depletion and amortization, plus distributions on trust preferred securities. The interest, tax and depreciation and amortization components of discontinued operations are added back in calculating EBITDA, as adjusted.
(3) Does not include MWh generated by unconsolidated investments in power projects.
(4)  Amounts based on Calpine's ownership percentage.
(5) Includes other comprehensive loss ("OCI") of $230,616 at September 30, 2002 and $226,574 at December 31, 2001. Excluding OCI from stockholders' equity would change the debt to capitalization ratio to 71% at September 30, 2002, and would change the ratio to 74% at December 31, 2001.